Exhibit 99.12
Polymetal announces Q3 2011 production results
Saint-Petersburg, Russia, October 13, 2011 — JSC “Polymetal” (LSE, MICEX, RTS: PMTL) (“Polymetal” or the “Company”, together with its subsidiaries — the “Group”) announces its production results for the quarter and nine months ended September 30, 2011.
HIGHLIGHTS

	3 months ended Sep 30,		%	9 months ended Sep 30,		%
	2011	2010	change[1]	2011	2010	change

Ore mined, Kt	3,551	1,852	92%	7,990	5,095	57%
Open-pit	3,198	1,643	95%	6,963	4,390	59%
Underground	352	209	68%	1,026	705	46%
Ore processed, Kt	2,609	2,504	4%	6,679	5,875	14%
Production[2,3]
Gold, Koz	124	116	6%	307	326	-6%
Silver, Moz	5.3	3.8	41%	13.5	13.4	1%
Copper, tonnes	1,796	1,014	77%	5,308	2,966	79%
Sales[4]
Gold, Koz	112	115	-3%	299	325	-8%
Silver, Moz	4.7	4.7	1%	12.0	14.2	-16%
Copper, tonnes	683	1,014	-33%	3,254	2,966	10%
Revenue, US$m	374	235	59%	920	655	41%

Notes:	(1)	% changes can be different from zero even when absolute numbers are unchanged because of rounding. Likewise, % changes can be equal to zero when absolute numbers differ due to the same reason. This note applies to all the tables in this release

	(2)	Starting from Q2 2011 Polymetal has changed the methodology it uses for accounting of, and reporting of, metals produced. Previously production of metals contained in dore and zinc precipitate was recorded upon shipment of lots of dore or precipitate from the gold rooms located at the mine sites to third party refineries. Under the new methodology, these metals are considered to be produced upon receipt of dore or precipitate at the gold rooms. Production of metals contained in concentrates was recorded upon shipment of lots of concentrate to third party off-takers, whereas under the new methodology these metals are considered to be produced when concentrate is bagged, sampled, and prepared for shipment. The Company believes that the new methodology is more accurate as it reflects physical production and eliminates variations associated with shipment cycles. It mostly applies to concentrates, where stockpiles buildup accelerated in 2011, and to much lesser extent — to dore and precipitate, where shipment cycles remain unchanged. Q3 2010 and 9M 2010 numbers used for year-on-year comparisons have not been restated as the Company believes that such restatement would not lead to material differences to those numbers. Comparisons for the three months ended 30 September 2011 to the three months ended 30 June 2011 are made on the basis of both Q3 and Q2 2011 numbers calculated in accordance with the new methodology

	(3)	Polymetal reports production of metals contained in concentrates based on percentages payable for these metals by off-takers of concentrates. As final assays are typically determined at the receiving smelters several months after shipment of each lot of concentrate from the Company’s mine sites, production reported in relation to the most recent quarter is subject to further reconciliation

	(4)	Calculated based on consolidated management accounts. Unaudited
•	Third quarter operating performance continued the upward trend in production with stronger performance across the Group’s assets driven mostly by improvements in throughputs at most of the operations and grades, in particular at Voro and Varvarinskoye
•	Quarterly gold production increased 6% compared to the three months ended 30 September 2010 (“year-on-year”) and 21% compared to the three months ended 30 June 2011 (“quarter-on-quarter”) as a result of production increases at Omolon and Albazino

•	Quarterly silver production increased 41% year-on-year and 6% quarter-on-quarter with the Omsukchan concentrator operating at design parameters
•	The first lot of Albazino concentrate has been shipped to an off-taker in China with the intention of reducing the stockpile of concentrate accumulated since the start-up of the concentrator in April 2011, and thus generating immediate cash flows
“The first shipment of concentrate from Albazino and the reaching of the designed capacity at Dukat are the key achievements of this successful quarter,” said Vitaly Nesis, CEO of Polymetal.
“Production growth momentum is building and we expect to carry it into the fourth quarter and 2012”.
DUKAT OPERATIONS

	3 months ended Sep 30,		%	9 months ended Sep 30,		%
	2011	2010	change	2011	2010	change

MINING
Dukat
Waste mined, Kt	192	579	-67%	558	1,600	-65%
Underground development, m	4,151	3,122	33%	10,759	9,412	14%
Ore mined, Kt	310	239	30%	862	819	5%
Open-pit	60	60	1%	139	223	-38%
Underground	250	180	39%	723	596	21%
Goltsovoye
Underground development, m	1,207	934	29%	2,922	2,641	11%
Ore mined (underground), Kt	39	2	NM1	118	8	NM
Lunnoye + Arylakh
Waste mined, Kt	767	746	3%	2,128	2,029	5%
Underground development, m	554	777	-29%	1,613	2,323	-31%
Ore mined, Kt	75	58	31%	235	201	17%
Open-pit	37	34	8%	121	109	11%
Underground	38	24	63%	114	92	23%

PROCESSING
Dukat
Ore processed, Kt	377	343	10%	1,041	1,017	2%
Head grades
Gold, g/t	0.6	0.7	-13%	0.7	1.0	-29%
Silver, g/t	334	315	6%	365	375	-3%
Recovery[2]
Gold	79.0%	68.5%	15%	74.7%	70.7%	6%
Silver	82.7%	69.6%	19%	75.6%	71.5%	6%
Production
Gold, Koz	7.0	5.1	37%	16.8	22.1	-24%
Silver, Moz	3.9	2.3	65%	9.2	8.9	3%
Lunnoye
Ore processed, Kt	66	47	40%	219	190	15%
Head grades
Gold, g/t	1.1	1.2	-6%	1.2	1.4	-9%
Silver, g/t	371	462	-20%	392	441	-11%
Recovery[2]
Gold	91.5%	94.2%	-3%	92.0%	94.1	-2%
Silver	87.2%	90.3%	-3%	87.5%	90.3	-3%
Production
Gold, Koz	2.1	1.7	28%	8.0	7.7	3%
Silver, Moz	0.6	0.6	1%	2.4	2.5	-4%

	3 months ended Sep 30,		%	9 months ended Sep 30,		%
	2011	2010	change	2011	2010	change

TOTAL PRODUCTION
Gold, Koz	9.1	6.7	35%	24.8	29.8	-17%
Silver, Moz	4.5	3.0	51%	11.5	11.4	2%

Notes:	(1)	NM = not meaningful

	(2)	Technological recovery, includes gold and silver within work-in-progress inventory (concentrate, precipitate)
Quarterly silver production at the Dukat operations increased 51% year-on-year and 1% quarter-on-quarter, mostly due to the fact that the Omsukchan concentrator is now running at designed capacity with a significant improvement in recoveries.
A targeted program is under way to further improve grade at the underground mines by reducing dilution.
The Lunnoye processing plant experienced a 35-day planned maintenance shutdown to replace the old ball mill.
KHAKANJA

	3 months ended Sep 30,		%	9 months ended Sep 30,		%
	2011	2010	change	2011	2010	change

MINING
Khakanja + Yurievskoye
Waste mined, Kt	2,749	2,784	-1%	7,794	7,400	5%
Underground development, m	265	—	—	1,147	—	—
Ore mined, Kt	133	96	38%	301	395	-24%
Open-pit	131	96	36%	294	395	-26%
Underground	1	—	—	7	—	—
Avlayakan
Waste mined, Kt	277	—	—	799	—	—
Ore mined (open pit), Kt	33	—	—	95	—	—
PROCESSING
Ore processed, Kt	157	157	—	469	465	1%
Head grades
Gold, g/t	3.7	7.2	-49%	3.9	6.7	-41%
Silver, g/t	172	217	-21%	150	210	-29%
Recovery[1]
Gold	96.2%	94.8%	1%	95.0%	95.2%	0%
Silver	81.7%	65.3%	25%	77.4%	60.4%	28%
TOTAL PRODUCTION
Gold, Koz	19.3	36.0	-46%	58.1	95.4	-39%
Silver, Moz	0.72	0.73	-2%	1.8	1.9	-6%

Notes:	(1)	Technological recovery, includes gold and silver within work-in-progress inventory (precipitate)
Quarterly gold production at Khakanja increased 13% quarter-on-quarter, but was still well below the gold production in Q3 2010 as a result of lower grades.
Quarterly silver production grew by 52% quarter-on-quarter and remained relatively unchanged year-on-year mostly due to recoveries significantly exceeding designed levels.
Sea transportation of high-grade ore from Avlayakan began with 27 Kt of ore successfully shipped to the Khakanja plant during the quarter. The processing of this material is planned to commence in November 2011.

VORO

	3 months ended Sep 30,		%	9 months ended Sep 30,		%
	2011	2010	change	2011	2010	change

MINING
Voro
Waste mined, Kt	3,217	2,191	47%	8,471	6,727	26%
Ore mined (open pit), Kt	1,017	342	197%	1,456	790	84%
Oxidized	801	158	407%	877	272	222%
Primary	216	184	17%	580	518	12%
Degtyarskoye
Waste mined, Kt	432	351	23%	1,289	1,159	11%
Ore mined (open pit), Kt	36	72	-50%	149	212	-30%
Fevralskoye
Waste mined, Kt	111	—	—	243	—	—
Ore mined (open pit), Kt	4	—	—	12	—	—

PROCESSING
Voro Heap Leach
Ore stacked, Kt	420	514	-18%	819	865	-5%
Gold head grades, g/t	1.9	1.7	13%	1.7	1.6	6%
Gold recovery[1]
Gold production, Koz	10.7	10.3	4%	22.3	23.1	-3%
Voro CIP
Ore processed, Kt	233	242	-4%	672	691	-3%
Gold head grades, g/t	6.0	5.4	10%	5.8	6.2	-6%
Gold recovery	77.0%	79.7%	-3%	77.4%	80.0%	-3%
Gold production, Koz	36.3	33.3	9%	93.4	109.4	-15%

TOTAL PRODUCTION
Gold, Koz	47.0	43.5	8%	115.7	132.4	-13%
Silver, Moz	0.052	0.045	15%	0.126	0.114	10%

Notes:	(1)	Heap leach recoveries are meaningful for full year only due to the influence of seasonality
Quarterly gold production at Voro increased 8% quarter-on-quarter and 8% year-on-year as higher-grade ore from the South Voro pit is replacing ore from Degtyarskoye.
The results of trial processing of ore from Fevralskoye, the deposit which the Group expects to be the next satellite source of high-grade ore (located approximately 550 kilometers from Voro by paved road), are expected by the end of this month.
VARVARINSKOYE
At Varvarinskoye, there are two distinct ore types based upon their copper contents: high grade copper feed (HGCF) and low grade copper feed (LGCF).
HGCF is treated by flotation to maximize both copper and gold recovery; the final product of this process is a gold-copper concentrate. LGCF is treated by CIL (carbon-in-leach); the final product of this process is gold dore. The tailings from the HGCF flotation circuit were previously thickened and combined with CIL feed, but this practice was discontinued by Polymetal in Q3 2010.

	3 months ended Sep 30,		%	9 months ended Sep 30,		%
	2011	2010	change	2011	2010	change

MINING
Waste mined, Kt	5,279	6,097	-13%	19,601	16,227	21%
Ore mined (open pit), Kt	1,134	817	39%	2,840	2,378	19%
PROCESSING
HGCF (Flotation)
Ore processed, Kt	252	225	12%	719	561	28%

	3 months ended Sep 30,		%	9 months ended Sep 30,		%
	2011	2010	change	2011	2010	change
Head grades
Gold, g/t	1.4	1.0	44%	1.3	1.2	14%
Copper	0.88%	0.60%	47%	0.88%	0.72%	23%
Recovery[1]
Gold	60.5%	57.2%	6%	62.3%	72.7%	-14%
Copper	88.2%	82.5%	7%	89.1%	81.0%	10%
Production
Gold (in concentrate), Koz	6.3	3.9	63%	17.8	11.4	56%
Copper (in concentrate), t	1,796	1,014	77%	5,308	2,966	79%
Gold (in dore), Koz	—	0.2	-100%	—	3.4	-100%
LGCF (CIL)
Ore processed, Kt	670	645	4%	1,890	1,665	14%
Gold head grades, g/t	1.0	1.1	-5%	1.1	1.1	1%
Gold recovery[1]	81.0%	77.1%	5%	81.0%	76.7%	6%
Gold production (in dore), Koz	19.5	17.3	13%	52.7	44.4	19%

TOTAL PRODUCTION
Gold, Koz	25.9	21.4	21%	70.5	59.1	19%
Copper, t	1,796	1,014	77%	5,308	2,966	79%

Notes:	(1)	Technological recovery, includes gold and copper within work-in-progress inventory
Quarterly gold and copper production at Varvarinskoye remained approximately the same quarter-on-quarter and increased 21% and 77% respectively year-on-year, mostly due to higher than designed recoveries achieved in both circuits and significant positive reconciliations between grade mined and the reserve model in the flotation circuit.
Due to the improved situation on the copper concentrate market, the Group has contracted to sell in Q4 2011 all gold-copper concentrate stockpiles accumulated during the year 2011.
OMOLON OPERATIONS

	3 months ended Sep 30,		%	9 months ended Sep 30,		%
	2011	2010	change	2011	2010	change

MINING
Sopka
Waste mined, Kt	1,847	581	218%	3,636	1,433	154%
Ore mined (open pit), Kt	284	4	NM	491	29	NM
Birkachan
Waste mined, Kt	2,469	1,049	135%	6,626	2,159	207%
Ore mined (open pit), Kt	347	157	121%	848	157	440%
PROCESSING
Birkachan Heap Leach
Ore stacked, Kt	—	235	-100%	—	325	-100%
Gold head grades, g/t	—	1.7	-100%	—	1.7	-100%
Gold recovery[1]
Gold production, Koz	3.1	4.3	-28%	3.3	4.5	-27%
Kubaka Mill
Ore processed, Kt	159	95	68%	458	95	382%
Gold head grades, g/t	2.7	2.4	12%	2.1	2.4	-11%
Gold recovery	92.4%	94.1%	-2%	91.2%	94.1%	-3%
Gold production, Koz	12.4	4.4	182%	28.1	4.4	541%

TOTAL PRODUCITON
Gold, Koz	15.5	8.7	77%	31.4	8.9	253%
Silver, Moz	0.049	0.016	207%	0.077	0.016	372%

Notes:	(1)	Heap leach recoveries are meaningful for full year only due to the influence of seasonality
Quarterly gold production at Omolon was up 65% quarter-on-quarter as grades improved as a result of better access to the main ore zone at the bottom of the Birkachan pit.

Water commissioning of the refurbished Kubaka plant started in September and the first 6 Kt of high-grade Sopka ore was processed at the plant during the quarter. Trial processing of 9 Kt of Sopka ore at the Khakanja plant demonstrated positive grade reconciliation and recoveries exceeding 97% for gold and 90% for silver.
The construction of the winter road from Sopka to the Kubaka plant was brought in house to mitigate weather risk. In addition, four independent trucking contractors were retained for ore transportation, which is scheduled to commence mid-January 2012.
ALBAZINO-AMURSK

	3 months ended Sep 30,		%	9 months ended Sep 30,		%
	2011	2010	change	2011	2010	change

MINING
Waste mined, Kt	4,111	3,027	36%	11,038	7,101	55%
Ore mined (open pit), Kt	114	59	92%	520	96	439%

PROCESSING
Ore processed, Kt	275	—	—	392	—	—
Gold head grades, g/t	4.7	—	—	4.5	—	—
Gold recovery[1]	65.4%	—	—	65.5%	—	—
Concentrate produced, Kt	17.6	—	—	25.1	—	—
Gold in concentrate, g/t	48.2	—	—	45.3	—	—
Gold in concentrate, Koz[2]	27.3	—	—	36.5	—	—

TOTAL PRODUCITON
Gold, Koz	6.8	—	—	6.8	—	—

Notes:	(1)	To concentrate

	(2)	For information only; not considered as gold produced and therefore not reflected in the table representing total production
The Albazino concentrator has been running at its full capacity of 125 Kt per month since late August.
Recoveries remained below the designed level (of 87.5%) because oxidized ore from stockpiles was processed. Recoveries achieved during the treatment of transitional ore exceeded 83%.
The construction of the underground exploration decline at the Olga ore zone commenced in August with the intention of assessing underground mining potential and proceeding to a feasibility study in Q4 2012.
At Amursk, mechanical completion was achieved in late September. The focus currently is on testing and quality control and quality assessment procedures under the supervision of DevMin, an independent metallurgical consultant. Water commissioning is planned to start in mid-December with the first gold pour on track for Q1 2012.
A sufficient amount of concentrate has been delivered from Albazino to Amursk to meet the requirements for the commissioning period. At the same time, the Group has entered into a contract to sell up to 30 Kt of concentrate to an off-taker in China with the intention of reducing its stockpile and generating immediate cash flows. The trial lot under the contract (which was shipped in September 2011) amounted to 4.7 dry metric tons of concentrate with a grade of 47.8 g/t gold. Polymetal expects to make decisions in relation to further shipments under the contract on the basis of prevailing gold prices and off-take conditions.
MAYSKOYE

	3 months ended Sep 30,		%	9 months ended Sep 30,		%
	2011	2010	change	2011	2010	change

MINING
Underground development, m	2,602	804	224%	8,194	2,014	307%
Ore mined (underground), Kt	24	3	NM	65	10	NM

At Mayskoye, construction is in full swing with equipment foundations, a tailings storage facility, a water reservoir and the external frame of the processing plant completed.
Underground development reached the steady state rate of 1,100 meters per month in September with stable positive grade and tonnage reconciliation between the results of in-fill drilling and the reserve model.
Commissioning of the concentrator is expected to start in Q3 2012; the most significant risk to achieving this is the failure to deliver large equipment items during the current navigation period, which is expected to continue until November.
EXPLORATION
Initial JORC code compliant Inferred Resource was established at Ozerny with 1.9 Mt of mineralized material grading 5.5 g/t gold and 24 g/t silver for 0.3 Moz of gold and 1.5 Moz of silver. The resource is amenable to open pit mining and is located approximately 70 kilometers from the Khakanja processing plant. Mining is expected to start in Q4 2012 with the first ore to be processed in Q2 2013.
Initial JORC code compliant Inferred Resource was established at Kutyn with 5.5 Mt of mineralized material at 4.1 g/t gold for 0.7 Moz of gold contained. The resource is amenable to open pit mining with all mineralized zones traced only to a depth of 100-120 meters.
Svetloye Inferred Resource was re-reported using higher cut-off grades yielding 4.1 Mt of mineralized material at 5.8 g/t gold for 0.8 Moz of contained gold. The resource is amenable to open pit mining (maximum depth of 110 meters) and is located approximately 230 kilometers from the Khakanja processing plant.
CONFERENCE CALL AND WEBCAST
Polymetal will hold a conference call and webcast on Thursday, October 13, 2011 at 5:30pm Moscow time (2:30pm London time; 9:30am New York time).
To participate in the call/webcast, please dial:
+7 495 580 9543 (toll-free from Russia), or
0800 358 5271 (toll-free from the UK), or
+44 20 7190 1595 (from outside the UK and Russia), or follow the link:
http://www.cyber-presentation.de/cgi-bin/visitors.ssp?fn=visitor&id=1583
Please be prepared to introduce yourself to the moderator or register.
Recording of the call will be available on Polymetal’s website and at the above link immediately after the call. It will also be available at 0800 358 9369 (toll-free from the UK) or +44 20 7959 6720 (from outside the UK), access code 4480338#, from 7:30pm Moscow time Thursday, October 13, until 11:59pm Moscow time Thursday, October 20, 2011.
INCORPORATION INTO ADDITIONAL INFORMATION DOCUMENT
This press-release is incorporated by reference into, and forms part of, the additional information document dated 30 September 2011 available on the Company’s website at www.polymetal.ru.

Media Contact	Investor Relations Contact
Andrey Abashin	Pavel Danilin
Press-secretary	EVP, Strategic Development
Tel. +7.812.677.4325 abashin@polymetal.ru	Tel. +7.812.313.5964 danilin@polymetal.ru

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